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                                                                   EXHIBIT 10.14

                           WALTER W. CRUTTENDEN, III

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18301 Von Karman, Suite 100                                Phone: (714) 757-5700
Irvine, California 92612                                     Fax: (714) 852-9603
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                                 April 10, 1997

The Keith Companies, Inc.                             Keith International, Inc.
Attn: Aram Keith                                      Attn: Aram Keith
2955 Redhill, Suite 201                               2955 Redhill, Suite 201
Costa Mesa, CA 92626                                  Costa Mesa, CA 92626

Keith Engineering, Inc.                               Aram Keith
Attn: Aram Keith                                      2955 Redhill, Suite 201
2955 Redhill, Suite 201                               Costa Mesa, CA 92626
Costa Mesa, CA 92626

Re:   Agreement for Advisory Services

Dear Aram:

I am pleased to have the opportunity to consult with The Keith Companies, Inc., Keith International, Inc. and Keith Engineering, Inc. (individually, a "Company" and collectively, the "Companies") and Aram Keith ("Keith") to assist the Companies in their strategic planning. This letter is to confirm our understanding as to our relationship.

1.0  Services.  During the term of this Agreement for Advisory Services
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("Agreement"), I will provide the Companies advice concerning each Company's strategic planning and make myself available to the Companies for periodic Board of Director or other meetings. I (or a designee selected by me, initially Jim Gregory) will also serve as a Director of each of the Companies.

2.0  Term.  The term of this Agreement shall be for a period of one (1) year
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commencing as of the date of this letter, which term may be extended for an additional one (1) year at my option. I may terminate this Agreement immediately upon the occurrence of an Event of Default as provided in that certain Secured Promissory Note Line of Credit of even date herewith (the "Note") which is not corrected during the cure periods set forth therein, or any breach or violation of this Agreement which remains uncured five (5) days after delivery of written notice by me to you at the above address.

3.0  Fees.  In consideration for this Agreement, the Companies shall pay me
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Twenty-Five Hundred Dollars ($2,500.00) per calendar quarter or portion thereof, due at the commencement of each such quarter (January 1, April 1, July 1,
October 1), during the term of this agreement, starting with the payment due
July 1, 1997.
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4.0  Stock Options.
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     4.1  Options.  Each Company and Affiliate (as defined in Section 4.6
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hereof) hereby grants me an option, exercisable upon my written notice from the date hereof until April 10, 2003, to purchase seven percent (7%) of the Companies and Affiliate's currently outstanding common stock (calculated after the option purchase) for total consideration of Sixty Thousand Dollars
($60,000). If the amount of the "Third Advance" under the Note is made to the Companies, the option shall be increased to ten percent (10%) of the Companies' and Affiliate's currently outstanding stock (calculated after the option purchase) for an additional total consideration of $28,000. In consideration for the option quoted in this Section 4.1, I will pay the Company Ten Thousand Dollars ($10,000), payable on or before December 31, 1997, as option consideration, which sum shall not be applied against the exercise price of the options granted herein.

     4.2  Equitable Adjustment.  If any Company's or Affiliate's issued and
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outstanding capital stock is modified or increased due to a stock split, stock dividend, reorganization, recapitalization, issuance of additional shares for less than full and adequate consideration or other event (but excluding stock issuances pursuant to the exercise of employee stock options granted to any Company employee other than Aram Keith or Floyd Reid), the shares subject to each option hereunder shall be equitably adjusted so as to maintain the same ownership of the Companies and Affiliate's outstanding stock as if I had fully exercised my options prior to any of the events listed in this Section 4.2.

     4.3  Dilution; Exercise Price Adjustment.  For purposes of determining the
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number of shares and exercise price under the option granted hereunder, all shares of each Company's and any Affiliate's capital stock which are issuable upon the exercise of any outstanding option, warrants or other rights in favor of any third party or upon the conversion of any convertible indebtedness of such entity shall be deemed to be outstanding as if such option, warrant and right has been exercised or such indebtedness converted. However, such adjustment shall not be made with respect to i) employee stock purchases or stock options granted to any Company employee other than Aram Keith or Floyd Reid, or ii) any stock issued in any acquisition by any Company or Affiliate of other businesses if such acquisitions are undertaken in good faith and reflect arm's-length terms. If, under applicable law, the exercise price stated in
Section 4.1 is insufficient to serve as adequate consideration for the issuance of stock subject to the related option, the exercise price shall be deemed to be increased to the minimum amount necessary to serve as such consideration.

     4.4  Exercise Provisions.  The options provided for herein as to each
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Company's and Affiliate's capital stock may be exercised independently from each other and may be exercised in full or in part. In the event of any partial exercise, the exercise price shall be proportionately adjusted.

     4.5  S Corporations.  During such period that any of the Companies or
          ---------------
Affiliates are an "S Corporation" for Federal or state income tax purposes, and I am a stockholder of such entity, such entity shall distribute to its shareholders a minimum of fifty percent (50%) of each shareholders pro rata share of taxable income. Such distributions shall be made by April 10 of the first year following the date hereof in which there is taxable income, and thereafter on a quarterly basis.

     4.6  Affiliates.  The option shall apply to any corporation or entity which
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is controlled by, or under common control of any of the Companies and which is engaged in the business of civil engineering and related services, and/or the operations of which were reflected in those financial projections included as an exhibit to the Note (collectively, "Affiliate").
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     4.7  Repurchase Rights.  At any time prior to my exercise of the options,
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the Companies (if then legally permitted to do so under applicable law) or Aram
Keith and Floyd Reid (in proportion to their then existing ownership of the Companies) may repurchase the entire option from me for Six Hundred Thousand Dollars ($600,000) cash (Eight Hundred Eighty Thousand Dollars ($880,000) if the option increases to ten percent (10%) due to the Third Advance as provided in
Section 4.1). To exercise such rights, the Companies and/or Aram Keith and Floyd Reid, as the case may be, shall deliver written notice to me of their intent to repurchase the options no earlier than ten (10) business days from the date on which notice is actually delivered to me to repurchase the options. At any time prior to the period set forth in such written notice, I may exercise any or all of the options upon the terms set forth herein, and upon such exercise, the repurchase rights set forth in this Section 4.7 shall terminate and be of no further force and effect. Further, the repurchase rights quoted herein shall automatically expire upon any acquisition set forth in Section 4.8(ii) below.

     4.8  Right of First Refusal on Exercise.  If I exercise my options, I agree
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that all of the shares which I purchase pursuant to said exercise shall be subject to a right of first refusal in favor of the Companies, Aram Keith, and/or Floyd Reid. If I wish to sell any of such shares, I shall provide you with written notice of the proposed purchaser (whose identity you agree to keep completely confidential), the purchase price and terms, and the closing date of any proposed sale. You will have ten (10) business days following delivery of this written notice to satisfy all terms and conditions of the proposed sale. If you do not do so, any rights of first refusal with respect to the sale described in the written notice shall automatically terminate and be of no further force or effect, and I shall be free to complete the sale to the purchaser set forth in the notice on the terms and conditions set forth therein. I will be entitled to make such sale at any time within sixty (60) days of the expiration of the ten (10) business day notice period set forth above. If I do not complete the sale within that period, any further transaction affecting such shares must again comply with the notice requirements set forth in this Section 4.8. The right of first refusal shall not apply to any transfers (whether or not made for consideration) to (i) any members of my family, or trusts for their benefit or
(ii) transfers to any entities which I control, specifically including Cruttenden Roth. Further, this right of first refusal shall expire upon the earlier of any public offering of the Companies' stock, upon the acquisition of more than fifty percent (50%) of any of the Companies' or Affiliate's stock by any unrelated third parties, whether in a single transaction or otherwise, or upon the sale of more than fifty percent (50%) of any of the Companies' or Affiliate's assets to any unrelated third parties, whether in a single transaction or otherwise.

     4.9  Agreement to Cooperate.  Each of Company, Affiliate, Keith, and Floyd
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Reid agree to cooperate in any action reasonably requested by me to give effect to the options granted herein, including but not limited to documenting the options granted hereunder in a separate document, and making any necessary amendments to any of the Company's or Affiliate's Articles of Incorporation, Bylaws, or any shareholders agreement (if applicable) to give effect to the terms of this Agreement.

5.0  Limitations.   This agreement shall not be deemed to obligate me to provide
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a certain minimum amount of time or services to the Companies, it being agreed that the value of my service is not related to such factors.

6.0  No Guaranty.  My provision of services to the Companies shall not be in any
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way construed to be a guaranty or commitment by myself or Cruttenden Roth as to the accomplishment of any financial or strategic objectives or goals of any of the Companies or the consummation of a public offering, merger, private placement or other capital transaction involving the Companies.

7.0  Separate Engagements.  The provision of services to the Companies pursuant
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to this Agreement shall be performed solely by me (except as otherwise provided in Section 1.0 with respect to any designee to the
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Companies' Boards of Directors), and shall in no manner be deemed to obligate
Cruttenden Roth or any other investment bank or other financial services firm with which I am affiliated to provide services to the Companies. Any provision of services by Cruttenden Roth or such other firms to the Companies shall be the subject of separate agreements between the Companies and such firms, and the payment or other consideration for such services provided by such firms shall not be affected in any manner by the payments or other consideration provided to me by the Companies under this Agreement.

8.0  Indemnification.  The Companies and Keith, jointly and severally, shall
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indemnify, defend and hold me harmless from any and all claims, demands, liabilities, losses, actions, suits, proceedings, costs or expenses (including, without limitation, reasonable attorneys fees and costs) (collectively "claims") asserted against or incurred by me or my affiliates arising out of or relating to this Agreement, the services provided by me or any other person pursuant to this Agreement, or the business, operations, financial condition or affairs of the Companies, other than to the extent such claims directly arise from my willful misconduct. The indemnification provided for in this Agreement shall be supplemental and additional to any indemnification available to me under the Companies' articles of organization or bylaws, other agreements (including, without limitation, the Note), or applicable law.

9.0   Offerings/Underwritings.  If any of the Companies ever elects or desires
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to undertake a private placement or public offering, it is agreed that
Cruttenden Roth shall have a right of first refusal to serve as the managing underwriter or agent for the foregoing provided that the terms of such placement or underwriting are comparable to those offered Companies by other investment banks and Cruttenden Roth's compensation for such items is no greater.

10.0  Attorneys' Fees.  If a lawsuit, arbitration or other proceedings are
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instituted by any party to enforce any of the terms or conditions of this
Agreement against any other parties hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys' and other professional fees and costs (including but not limited to witness fees), court costs, arbitrators' fees, arbitration administrative fees, travel expenses, and other out-of-pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party's claims or causes of action.

11.0  Miscellaneous.  This Agreement is entered into in the City of Irvine,
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State of California, and shall be governed by the laws of the State of
California. Any action or proceeding pertaining to any dispute arising out of or relating to this Agreement shall be commenced and prosecuted solely in federal or state courts of competent jurisdiction located in the County of Orange, California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement or any other provision of this Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter of this Agreement and neither this Agreement nor any provision of this Agreement may be amended, waived or discharged, except by an instrument in writing executed by the party against which enforcement of such amendment, waiver or discharge is sought. This Agreement may be executed in counterparts each of which, taken together, shall constitute a complete agreement.
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If the foregoing provisions reflects our agreement with respect to the provision of my services, kindly execute a counterpart to this Letter Agreement and return it to the undersigned.

                                         Very truly Yours.
                                         /s/ Walter W. Cruttenden, III
                                         WALTER W. CRUTTENDEN, III

Accepted and agreed to this
10 day of April, 1997:
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THE KEITH COMPANIES, INC., a
California corporation

By:  /s/ Aram H. Keith                   Date:   /s/ April 10, 1997
Its:

KEITH INTERNATIONAL, INC., a
California corporation

By:  /s/ Aram H. Keith                   Date:   /s/ April 10, 1997
Its:

KEITH ENGINEERING, INC.,
a California corporation

By:  /s/ Aram H. Keith                   Date:   /s/ April 10, 1997
Its:

/s/ Aram H. Keith
ARAM KEITH, individually